EXHIBIT 99.1

Cytokinetics Announces Closing of Public Offering of Common Stock and Full Exercise of Underwriters’ Option to Purchase Additional Shares

SOUTH SAN FRANCISCO, Calif., July 23, 2021 (GLOBE NEWSWIRE) -- Cytokinetics, Incorporated (Nasdaq: CYTK) today announced the closing of its previously announced underwritten public offering of 11,500,000 shares of its common stock at a price to the public of $27.50 per share. This includes the exercise in full by the underwriters of their option to purchase 1,500,000 additional shares of common stock. The gross proceeds to Cytokinetics from the offering, before deducting underwriting discounts and commissions and other offering expenses payable by Cytokinetics, were approximately $316.25 million.

J.P. Morgan and Morgan Stanley acted as joint book-running managers for the offering. Mizuho Securities and JMP Securities acted as passive book-runners, and H.C. Wainwright & Co. and Needham & Company acted as co-lead managers.

The securities described above were offered by Cytokinetics pursuant to a shelf registration statement (including a base prospectus) filed on November 6, 2019 with the Securities and Exchange Commission (SEC), which has become automatically effective. A final prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC and can be accessed for free on the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained from: J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone: 1-866-803-9204, or by email at prospectus-eq_fi@jpmchase.com; or Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, by telephone at 866-718-1649 or by email at prospectus@morganstanley.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contact:
Cytokinetics
Diane Weiser
Senior Vice President, Corporate Communications & Investor Relations
(415) 290-7757